Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
News	Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG, Chinese subsidiary, U.S. government resolve export control matter

PITTSBURGH, Dec. 21, 2010 – PPG Industries (NYSE:PPG) today announced that it and its wholly-owned subsidiary, PPG Paints Trading Shanghai (China) (SPT), have reached a settlement with the U.S. Department of Justice (DOJ) and the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) related to violations of U.S. export control laws in connection with certain paint shipments in 2006 for use by the Pakistan Atomic Energy Commission in the construction of a nuclear power plant. The settlement resolves previously disclosed investigations by the DOJ and BIS of shipments by SPT of small quantities of protective coatings for potential use in Pakistan that were made without the required export license.

As part of the settlement, SPT has pled guilty in U.S. District Court to four charges under U.S. export control laws, will pay fines of $3 million for civil and criminal violations, along with $32,319 in criminal forfeitures, and will serve five years of corporate probation. In addition, SPT’s parent company – PPG Industries – entered into a cooperation and non-prosecution agreement (NPA) with the DOJ under which the U.S. government has agreed not to bring charges related to this matter against PPG or its affiliates. PPG is required to meet the conditions of the NPA for two years, including reporting any future violations and maintaining an ethics and export compliance program. PPG also agreed to resolve the BIS investigation through the payment of a $750,000 civil penalty and a commitment to satisfy certain compliance and reporting obligations.

As a result of this settlement, PPG will record a charge in the fourth quarter of 2010 equal to the amount of the agreed-upon payments.

PPG stated that it acted promptly once it learned of the wrongdoing. With the assistance of outside counsel, the company immediately began an internal investigation, quickly responded to administrative and federal grand jury subpoenas, and cooperated with the DOJ and BIS on their investigation.

PPG noted that it has a long and sustained commitment to compliance with the law and to operating in accordance with the highest ethical standards throughout its organization. The company added that this includes a commitment to compliance with U.S. export control laws and that the company will continue its efforts to enhance its export compliance program.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.